   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 2001

                                                     REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  ---------------------------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  ---------------------------------------------

                                   ADVANCEPCS
             (Exact Name of Registrant as Specified in Its Charter)


                   DELAWARE                                   75-2493381
        (State or Other Jurisdiction of                    (I.R.S. Employer
         Incorporation or Organization)                  Identification Number)



                    5215 NORTH O'CONNOR BOULEVARD, SUITE 1600
                               IRVING, TEXAS 75039
                                 (469) 420-6000
                          (Address, Including Zip Code,
                         and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                  ---------------------------------------------

                DAVID D. HALBERT                                                   With a copy to:
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER                           J. KENNETH MENGES, JR., P.C.
          5215 NORTH O'CONNOR BOULEVARD                               AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                   SUITE 1600                                              1700 PACIFIC AVENUE, SUITE 4100
               IRVING, TEXAS 75039                                               DALLAS, TEXAS 75201
                 (469) 420-6000                                                    (214) 969-2800

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                      ------------------------------------

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
        PUBLIC: AS SOON AS PRACTICABLE ON OR AFTER THE EFFECTIVE DATE OF
                          THIS REGISTRATION STATEMENT.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                      PROPOSED MAXIMUM         PROPOSED MAXIMUM
                                               AMOUNT TO BE         AGGREGATE PRICE PER       AGGREGATE OFFERING       AMOUNT OF
    TITLE OF SHARES TO BE REGISTERED            REGISTERED               SHARE (1)                 PRICE(1)        REGISTRATION FEE
    --------------------------------          --------------        -------------------       ------------------   ----------------
Class A common stock, par value $0.01         565,724 shares            $ 67.52                $ 38,197,685             $ 9,550
===================================================================================================================================

(1) Estimated pursuant to rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Class A common stock reported by the Nasdaq National Market on September 17, 2001.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 20, 2001


PROSPECTUS

                                 565,724 SHARES


                                   ADVANCEPCS


                              CLASS A COMMON STOCK



                      ------------------------------------



     This prospectus relates to an aggregate of 565,724 shares of our Class A common stock, par value $0.01 per share, which may be offered from time to time by the selling stockholders listed in this prospectus.

     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADVP." On September 17, 2001, the last sale price of the shares as reported on the Nasdaq National Market was $67.60 per share.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES CERTAIN RISKS. THEREFORE, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS, AS WELL AS THE RISK FACTORS INCORPORATED BY REFERENCE FROM OUR ANNUAL REPORT ON FORM 10-K, AS AMENDED, INTO THIS PROSPECTUS.


                      ------------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this prospectus is              , 2001

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ADVANCEPCS...................................................................1

RISK FACTORS.................................................................2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................5

ABOUT THIS PROSPECTUS........................................................5

USE OF PROCEEDS..............................................................5

SELLING STOCKHOLDERS.........................................................6

PLAN OF DISTRIBUTION.........................................................7

DESCRIPTION OF CAPITAL STOCK.................................................8

LEGAL MATTERS................................................................8

EXPERTS......................................................................8

WHERE YOU CAN FIND MORE INFORMATION..........................................8

                                   ADVANCEPCS

     We are a leading provider of health improvement services in the United States. As the largest pharmacy benefit management company, or PBM, based on number of lives covered, we currently serve more than 75 million health plan members and manage more than $21 billion in annual prescription drug spending on behalf of our health plan sponsors. In addition, we offer a wide range of other health improvement products and services, such as prescription discount cards for the uninsured, web-based programs, disease management, clinical trials and outcomes studies. Our mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs.

     We generate revenues by providing our health improvement services to two primary customer groups: health plan sponsors and pharmaceutical manufacturers. We serve a broad range of health plan sponsors, including BlueCross BlueShield plans and other managed care organizations, employer groups, third-party administrators of health plans, insurance companies, government agencies and labor union-based trusts. We work closely with pharmaceutical manufacturers to negotiate lower drug costs for our health plan sponsors. We also provide pharmaceutical manufacturers clinical trial, research and information management services.

     Effective August 1, 2001, AdvancePCS completed the acquisition of the equity of Dresing-Lierman, Inc., an Ohio corporation, and its wholly-owned subsidiary, TheraCom, Inc., an Ohio corporation, or TheraCom. The acquisition was accounted for as a purchase. The aggregate purchase price paid by AdvancePCS was 629,096 shares of Class A common stock and an additional 192,003 shares of Class A common stock were placed in escrow. In addition, AdvancePCS paid approximately $10.6 million to eliminate TheraCom's debt facilities. Subsequently, certain selling stockholders transferred 255,375 shares of Class A common stock in private transactions. Therefore, this registration statement pertains to 565,724 shares of Class A common stock of AdvancePCS.

     We are incorporated under the laws of the State of Delaware. Our principal executive office is located at 5215 North O'Connor Boulevard, Suite 1600, Irving, Texas 75039. Our telephone number is (469) 420-6000 and our web site can be found at http://www.AdvancePCSrx.com.

                                  RISK FACTORS

     You should carefully consider the following risks before purchasing our Class A common stock. If any of the following risks, or the risks described in risk factors incorporated by reference in this prospectus, actually occur, our business, profitability or growth prospects could be materially adversely affected, the trading price of our Class A common stock could decline and you may lose all or a part of your investment. Additional risks and uncertainties, including those that are not yet identified or that we think are immaterial, may adversely affect our business, profitability and growth prospects. Before making your investment decision, you should also read and carefully consider all of the information included in this prospectus, any prospectus supplement and the documents and risk factors incorporated herein by reference from our annual report on Form 10-K, as amended.

IF OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, THE PRICE OF OUR CLASS A COMMON STOCK MAY BE VOLATILE.

     Our revenues and operating results may in the future vary significantly from quarter to quarter. If our quarterly results fluctuate, it may cause our stock price to be volatile. We believe that a number of factors could cause these fluctuations, including:

     o    the size and timing of our contract signings;

     o the expiration or termination of our contracts with significant customers;

     o changes in our revenues or timings of cash flows due to our entry into different types of customer contracts;

     o changes in industry practices by pharmaceutical manufacturers and retail pharmacies;

     o changes in the number of covered individuals in our customers' health plans;

     o    costs associated with implementation of additional web-based services;

     o    the timing of our new service and program announcements;

     o    market acceptance of our new services and programs;

     o changes in our pricing policies or in our competitors' pricing policies;

     o the introduction by competitors of new services that make ours obsolete or less valuable;

     o changes in our operating expenses and our investment in infrastructure;

     o    changes in government regulations;

     o changes in the economy relating to the recent terrorist attacks on the United States and the impact such attacks may have on the stock market;

     o    personnel changes; and

     o    conditions in the health care industry and the economy in general.

     It can take a year or more to sell our services to a new customer. Our long sales cycle adds to the unpredictability of our revenues, which could increase the volatility in the price of our Class A common stock. Our sales cycle varies substantially from customer to customer because of a number of factors over which we have little or no control. These factors include:

     o    our customers' financial objectives or constraints;

     o    the timing of contract bids and renewals;

     o    changes in our customers' budgetary or purchasing priorities; and

     o    potential downturns in general economic conditions.

     Because of the factors listed above, we believe that our quarterly revenues, expenses and operating results may vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Class A common stock may decline significantly.

IF THE PRICE OF OUR CLASS A COMMON STOCK CONTINUES TO FLUCTUATE SIGNIFICANTLY, YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

     In the past 12 months, the price of our Class A common stock has ranged from a low of $28.19 to a high of $76.46, and has fluctuated as much as $13.75 in five trading days. The price of our Class A common stock is subject to sudden and material increases and decreases, and decreases could adversely affect investments in our Class A common stock. The price of our Class A common stock could fluctuate widely in response to:

     o    our quarterly operating results;

     o    changes in earnings estimates by securities analysts;

     o    changes in our business;

     o    changes in the market's perception of our business;

     o changes in the businesses, earnings estimates or market perceptions of our competitors;

     o    changes in general market or economic conditions; and

     o    changes in the legislative or regulatory environment.

     In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our Class A common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

FUTURE SALES OF OUR CLASS A COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our Class A common stock in the public market after the registration of these shares, or the perception that these sales may occur, could cause the market price of our Class A common stock to decline. The sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock. In addition, we intend to submit for approval to our stockholders at our annual stockholder meeting a proposal to, among other things, increase our authorized shares of Class A common stock. If approved by the stockholders, the increased number of authorized shares would give AdvancePCS greater flexibility in considering potential future actions involving the issuance of capital stock for business and financial purposes.

     As of August 31, 2001, we had 39,388,600 shares of Class A common stock outstanding. Of these shares, all shares sold pursuant to this registration statement, other than shares, if any, purchased by our affiliates, will be freely tradable. The number of shares of Class A common stock outstanding does not include:

     o 3,292,700 shares of Class A common stock reserved for issuance upon conversion of 3,292,700 shares of Class B-1 common stock, which are issuable upon conversion of all 65,854 outstanding shares of Series A-1 preferred stock owned by Joseph Littlejohn & Levy Fund III, L.P., or JLL;

     o 3,185,917 shares of Class A common stock reserved for issuance upon conversion of 3,185,917 shares of Class B-1 common stock, all of which are currently held by JLL;

     o 100 shares of Class A common stock reserved for issuance upon conversion of 100 shares of Class B-2 common stock owned by Rite Aid Corporation;

     o 7,980,585 shares of Class A common stock issuable upon exercise of options outstanding as of August 31, 2001 at a weighted average exercise price of $19.98 per share, of which 2,678,490 are fully vested at a weighted average exercise price of $7.51 per share;

     o 592,860 shares of Class A common stock issuable upon exercise of warrants outstanding as of August 31, 2001 at a weighted average exercise price of $21.67 per share; and

     o 50,000 shares of Class A common stock reserved as of August 31, 2001 for issuance under our equity-based compensation plans.

     Although not currently outstanding, these shares may be issued and become eligible for sale in the public market from time to time.

     In addition, JLL and another one of our stockholders have "demand" registration rights and "piggyback" registration rights in connection with future offerings of our Class A common stock. The demand rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act of 1933 at our expense. The piggyback rights require us to provide notice to those stockholders if we propose to register any of our securities under the Securities Act of 1933 and to allow such holders to include their shares in our registration statement.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT MAY DISCOURAGE A CHANGE OF CONTROL.

     Our second amended and restated certificate of incorporation authorizes the issuance of preferred stock without stockholder approval. Our board of directors has the power to determine the price and terms of any preferred stock. The ability of our board of directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes of control by discouraging open market purchases of our Class A common stock or a non-negotiated tender or exchange offer for our Class A common stock. Discouraging open market purchases may be disadvantageous to our stockholders who may otherwise desire to participate in a transaction in which they would receive a premium for their shares.

     In addition, some provisions of our second amended and restated certificate of incorporation and bylaws may also discourage a change of control by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions include:

     o a board that is divided into five classes, which are elected to serve staggered three-year terms;

     o    certain qualifications for our Class A and Class C directors;

     o    limitations on the size of our board of directors to 11 directors; and

     o prior approval from our outstanding Series A-1 preferred stock and our Class B common stock before we can engage in certain transactions.

These provisions may have the effect of discouraging takeovers, even if the change of control might be beneficial to our stockholders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "thinks," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption "Risk Factors," as well as the following:

     o    general economic and business conditions;

     o    demographic changes;

     o new or existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

     o legislative proposals that impact our industry or the way we do business;

     o    changes in Medicare and Medicaid payment levels;

     o    liability and other claims asserted against us;

     o    integration of PCS Holding Corporation and realization of synergies;

     o    competition; and

     o    our ability to attract and retain qualified personnel.

     Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf registration" process. Under this shelf process, the selling stockholder, or its pledgees, donees, transferees or other successors-in-interest may, from time to time, sell our Class A common stock described in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of Class A common stock offered hereby. We will bear all expenses incident to the registration of the shares under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on any shares and any commissions and discounts payable to underwriters, agents or dealers will be paid by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each selling stockholder, the number of shares and percentage of our Class A common stock beneficially owned by each selling stockholder immediately prior to the registration, the number of shares registered and the number of shares and percentage of our Class A common stock to be beneficially owned by each selling stockholder assuming all shares covered by this registration statement are sold. However, because a selling stockholder may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that a selling stockholder may hold at any time hereafter cannot be determined at this time. The last two columns of this table assume that all shares covered by this prospectus will be sold by a selling stockholder and that no additional shares of our Class A common stock are held as of the date hereof or subsequently bought or sold by a selling stockholder. Pursuant to the rules of the Securities and Exchange Commission, in calculating percentage ownership, shares issuable upon exercise of options or warrants or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                      BENEFICIAL OWNERSHIP       SHARES
                                                          PRIOR TO THE         COVERED BY    BENEFICIAL OWNERSHIP AFTER
                                                          REGISTRATION            THIS           THE SHARES ARE SOLD
                                                     -----------------------  REGISTRATION   ----------------------------
                       NAME                            NUMBER     PERCENT(1)    STATEMENT      NUMBER           PERCENT
                       ----                          ---------   -----------  ------------   ----------       ----------
Robert K. Dressing...............................      235,659         *%           235,659       --               --
Mark D. Hansan...................................      104,262         *            104,262       --               --
Terry Lierman....................................       49,201         *             49,201       --               --
Robert K. Dressing 2000
   Irrevocable Trust Agreement...................       75,013         *             75,013       --               --
Mark D. Hansan 2000
   Irrevocable Trust Agreement No. 1.............       19,489         *             19,489       --               --
Daniel Desmarias.................................        4,104         *              4,104       --               --
Nancy Pilcher....................................       12,315         *             12,315       --               --
Daniel Bailey....................................       16,421         *             16,421       --               --
William Lambros..................................       16,421         *             16,421       --               --
Robert Sarlan....................................       12,315         *             12,315       --               --
Mary Ann Zamula..................................        8,210         *              8,210       --               --
Mark Spotts......................................        4,104         *              4,104       --               --
Charles P. Malitz 1993 Irrevocable Trust.........        8,210         *              8,210       --               --

-----------------------

*    Less than 1%

(1) We have calculated the percentage of issued and outstanding shares of common stock held by each individual and group based on 39,388,600 shares of Class A common stock issued and outstanding as of August 31, 2001.

(2) We have calculated the percentage of issued and outstanding shares of common stock held by each individual and group based on 39,388,600 shares of Class A common stock issued and outstanding as of August 31, 2001 and assuming all shares of Class A common stock set forth in this registration statement have been sold.

                              PLAN OF DISTRIBUTION

     The selling stockholders, including their donees, pledgees, transferees or other successors in interest, may effect sales of the Class A common stock directly or indirectly, by or through underwriters, agents or broker-dealers, and the Class A common stock may be sold by one or a combination of several of the following methods:

     o    ordinary brokerage transactions;

     o an underwritten public offering in which one or more underwriters participate;

     o put or call options transactions or hedging transactions relating to the Class A common stock;

     o    short sales;

     o purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

     o    "block" sale transactions; and

     o    privately negotiated transactions.

     The Class A common stock will be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the Class A common stock or at negotiated prices. At the time that a particular offer is made, a prospectus supplement, if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by any selling stockholder and purchasers of the Class A common stock may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the selling stockholders and the purchasers of the Class A common stock in amounts that will be negotiated prior to the time of the sale. Sales will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business. We have not been advised that any selling stockholder has any definitive selling arrangement with any underwriters, broker-dealer or agent.

     Selling stockholders also may resell all or a portion of the Class A common stock in open market transactions in reliance upon Rule 144 of the Securities Act, provided that they meet the criteria and conform to the requirements of such rule.

     Any broker or dealer participating in any distribution of Class A common stock in connection with the offering made by this prospectus may be considered to be an "underwriter" within the meaning of the Securities Act of 1933 and may be required to deliver a copy of this prospectus, including a prospectus supplement, if required, to any person who purchases any of the Class A common stock from or through that broker or dealer.

     We have agreed to maintain the effectiveness of this registration statement until the earlier of August 1, 2003 or the sale of all of the shares pursuant to this prospectus. We will not receive any of the proceeds from the sale of the shares offered pursuant to this prospectus. We will bear all expenses incident to the registration of the shares under federal and state securities laws and the sale of the shares hereunder other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on any shares and any commissions and discounts payable to underwriters, agents or dealers shall be paid by the selling stockholders.

     In order to comply with various states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Class A common stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

     For a description of our Class A common stock, please see the description of our Class A common stock contained in our Registration Statement on Form 8-A/A as filed with the Securities and Exchange Commission on December 14, 2000.

                                  LEGAL MATTERS

     Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas, is passing on the validity of the securities to be offered in this offering.

                                     EXPERTS

     The audited consolidated financial statements and schedules of AdvancePCS and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     Government Filings. AdvancePCS files proxy statements and annual, quarterly and special reports with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Securities and Exchange Commission's Washington, D.C. public reference room is located at 450 Fifth Street N.W., Washington, D.C. 20549. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to you free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov or our web site at http://www.AdvancePCSrx.com.

     Stock Market. Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADVP." Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Information Incorporated By Reference. We filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the securities to be offered hereby. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information you can find in a registration statement or the exhibits to the registration statement. The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede previously filed information, including information contained in this document.

     We are incorporating by reference the documents listed below, all filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date we file with the Securities and Exchange Commission the registration statement on Form S-3 of which this prospectus is a part, which such date was September 20, 2001, and before the date such registration statement is declared effective by the Securities and Exchange Commission, and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date and time the Securities and Exchange Commission declares such registration statement effective until this offering has been completed:

     o our Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 24, 2001;

     o our Quarterly Report on From 10-Q for the quarter ended June 30, 2001 as filed with the Securities and Exchange Commission on August 14, 2001;

     o our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 as filed with the Securities and Exchange Commission on June 29, 2001 and as amended on July 30, 2001; and

     o the description of our Class A common stock, which is contained in our Registration Statement on Form 8-A/A as filed with the Securities and Exchange Commission on December 14, 2000.

     You may request free copies of these filings by writing or telephoning us at the following address:

                                    AdvancePCS
                                    Attn.:  Legal Department
                                    5215 North O'Connor Boulevard
                                    Suite 1600
                                    Irving, Texas  75039
                                    (469) 420-6000

You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the documents.

                                 565,724 SHARES


                                   ADVANCEPCS


                              CLASS A COMMON STOCK






                         ------------------------------

                                   PROSPECTUS

                         ------------------------------















                               SEPTEMBER 20, 2001

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by AdvancePCS in connection with the issuance and distribution of the securities being registered hereby.

                    Securities and Exchange Commission Filing Fee......     $ 9,550
                    Legal Fees and Expenses............................      10,000
                    Accounting Fees and Expenses.......................      10,000
                    Printing and Engraving Expenses....................       5,000
                    Miscellaneous Expenses.............................         450
                                                                            -------
                              Total....................................     $35,000
                                                                            =======

ITEM 15 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

     AdvancePCS, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, or DGCL, subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the DGCL provides in part that a corporation shall have the power to indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such Person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such Persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such Person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such Person shall not have been adjudged liable to the corporation. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Section 145 further provides that any indemnification, unless ordered by a court, shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such Person is proper because he has met the applicable standard of conduct. Such determination shall be made, with respect to a Person who is a director or officer at the time of such determination, by: (i) the stockholders; (ii) by a majority vote of the directors who are not parties to such action, suit or proceeding even if less than a quorum; (iii) a committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum; or (iv) an independent legal counsel in a written opinion, if there are no such disinterested directors, or if such disinterested directors so direct.

     Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a Person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Article IX of the Second Amended and Restated Certificate of Incorporation of AdvancePCS, or certificate, eliminates the personal liability of AdvancePCS's directors to the fullest extent permitted by the DGCL, as amended. The DGCL permits a company's certificate of incorporation to eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     Article X of the certificate provides that AdvancePCS shall indemnify any and all Persons whom it has the power to indemnify under Section 145 of the DGCL to the fullest extent permitted under such section, and such indemnity shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

     The right to indemnification under Article X of the certificate is a contract right which includes, with respect to directors and officers, the right to be paid by AdvancePCS the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to AdvancePCS of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article X or otherwise.

     Article VIII of the Second Amended and Restated Bylaws of AdvancePCS, or bylaws, provides that AdvancePCS shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of AdvancePCS) by reason of the fact that he is or was a director, officer, employee or agent of Advance PCS, or is or was serving at the request of AdvancePCS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of AdvancePCS, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, to the fullest extent permitted by the DGCL.

     Article VIII of the bylaws further provides AdvancePCS with authority to purchase and maintain insurance with respect to indemnification on behalf of any Person who is or was a director, officer, employee or agent of AdvancePCS or is or was serving at the request of AdvancePCS as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. AdvancePCS maintains directors' and officers' liability insurance.

ITEM 16 -- EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:

           EXHIBIT
           NUMBER                                DESCRIPTION
           ------                                -----------
            2.1          --  Stock Purchase Agreement dated as of June 18, 2001
                             by and among AdvancePCS and the several selling
                             shareholders named on Schedule I (incorporated by
                             reference to Exhibit 2.1 to our Form 10-Q for the
                             quarterly period ended June 30, 2001 as filed with
                             the Securities and Exchange Commission on August
                             14, 2001).

            2.2          --  Purchase Agreement Amendment dated July 25, 2001 by
                             and among AdvancePCS and the several selling shareholders named on Schedule I (incorporated by reference to Exhibit 2.2 to our Form 10-Q for the quarterly period ended June 30, 2001 as filed with the Securities and Exchange Commission on August
                             14, 2001).

            4.1          --  Second Amended and Restated Certificate of
                             Incorporation of Advance PCS (incorporated by reference to Exhibit 99.1 of AdvancePCS's Current
                             Report on Form 8-K as filed with the Securities and Exchange Commission on December 11, 2000).

            4.2          --  Second Amended and Restated Bylaws of AdvancePCS
                             (incorporated by reference to Exhibit 3.1 of AdvancePCS's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 16, 2000).

            4.3          --  Form of Class A common stock certificate of
                             AdvancePCS (incorporated by reference to Exhibit
                             4.1 of AdvancePCS's Registration Statement on Form
                             8-A/A as filed with the Securities and Exchange
                             Commission on December 14, 2000).

            5*           --  Opinion of Akin, Gump, Strauss, Hauer & Feld,
                             L.L.P.

           23.1*         --  Consent of Akin, Gump, Strauss, Hauer & Feld,
                             L.L.P. (included in Exhibit 5).

           23.2*         --  Consent of Arthur Andersen LLP.

           24*           --  Power of Attorney (included on the signature page
                             of this registration statement).

           ----------
           *filed herewith

ITEM 17 -- UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section 10
(a) (3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) to include any material information with
respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the AdvancePCS pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of AdvancePCS in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on September 20, 2001.

                                      ADVANCEPCS


                                      By:  /s/ David D. Halbert
                                          -------------------------------------
                                               David D. Halbert
                                           Chairman of the Board and
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints David D. Halbert and T. Danny Phillips, and each of them, with the power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents relating thereto, and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 20, 2001.

                         SIGNATURE                                             TITLE
                         ---------                                             -----

/s/ David D. Halbert                                      Chairman of the Board and Chief Executive Officer
-----------------------------------------------------     (Principal Executive Officer)
    David D. Halbert

/s/ Jon S. Halbert                                        Vice Chairman, e-Business & Technology and Director
-----------------------------------------------------
    Jon S. Halbert

/s/ David A. George                                       President and Director
-----------------------------------------------------
    David A. George

/s/ T. Danny Phillips                                     Executive Vice President, Chief Financial Officer
-----------------------------------------------------     (Principal Financial and Accounting Officer)
    T. Danny Phillips

/s/ Ramsey A. Frank                                       Director
-----------------------------------------------------
    Ramsey A. Frank

/s/ Stephen L. Green                                      Director
-----------------------------------------------------
    Stephen L. Green

/s/ David R. Jessick                                      Director
-----------------------------------------------------
    David R. Jessick

/s/ Paul S. Levy                                          Director
-----------------------------------------------------
    Paul S. Levy

/s/ Robert G. Miller                                      Director
-----------------------------------------------------
    Robert G. Miller

/s/ Jean Pierre Millon                                    Director
-----------------------------------------------------
    Jean Pierre Millon

/s/ Michael D. Ware                                       Director
-----------------------------------------------------
    Michael D. Ware

                                INDEX TO EXHIBITS

           EXHIBIT
           NUMBER                                DESCRIPTION
           ------                                -----------
            2.1          --  Stock Purchase Agreement dated as of June 18, 2001
                             by and among AdvancePCS and the several selling
                             shareholders named on Schedule I (incorporated by
                             reference to Exhibit 2.1 to our Form 10-Q for the
                             quarterly period ended June 30, 2001 as filed with
                             the Securities and Exchange Commission on August
                             14, 2001).

            2.2          --  Purchase Agreement Amendment dated July 25, 2001 by
                             and among AdvancePCS and the several selling shareholders named on Schedule I (incorporated by reference to Exhibit 2.2 to our Form 10-Q for the quarterly period ended June 30, 2001 as filed with the Securities and Exchange Commission on August
                             14, 2001).

            4.1          --  Second Amended and Restated Certificate of
                             Incorporation of Advance PCS (incorporated by reference to Exhibit 99.1 of AdvancePCS's Current
                             Report on Form 8-K as filed with the Securities and Exchange Commission on December 11, 2000).

            4.2          --  Second Amended and Restated Bylaws of AdvancePCS
                             (incorporated by reference to Exhibit 3.1 of AdvancePCS's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 16, 2000).

            4.3          --  Form of Class A common stock certificate of
                             AdvancePCS (incorporated by reference to Exhibit
                             4.1 of AdvancePCS's Registration Statement on Form
                             8-A/A as filed with the Securities and Exchange
                             Commission on December 14, 2000).

            5*           --  Opinion of Akin, Gump, Strauss, Hauer & Feld,
                             L.L.P.

           23.1*         --  Consent of Akin, Gump, Strauss, Hauer & Feld,
                             L.L.P. (included in Exhibit 5).

           23.2*         --  Consent of Arthur Andersen LLP.

           24*           --  Power of Attorney (included on the signature page
                             of this registration statement).

           ----------
           *filed herewith